Voluntary Separation and Release Agreement for George Riedl

This Separation and Release Agreement (“Agreement”) is entered into between the undersigned employee (“Employee”) and Walgreen Co., its parents, subsidiaries, affiliated companies, predecessors, successors and assigns ("Walgreens" or the "Company"), who agree as follows:

1. Termination Date.  The parties agree that Employee resigns and Employee’s employment with the Company is voluntarily terminated effective December 31, 2009, or such other date as designated by the Company and agreed to by Employee prior to execution of this Agreement.

2. General Waiver & Release.  Employee waives and releases any and all claims, known or unknown, arising on or before the date Employee signs this Agreement, that Employee has or might have against the Company, its parents, subsidiaries, affiliated companies, predecessors, successors, and assigns, as well as all of its and their past and present officers, directors, managers, employees, attorneys, and agents (collectively “Released Parties”), subject only to the exceptions identified in paragraph 3 below.  These waived and released claims include but are not limited to: (i) claims that in any way relate to Employee’s employment, separation from employment and other dealings of any kind with any Released Party or Parties; (ii) claims of unlawful discrimination, harassment, retaliation or other alleged violations arising under federal, state, local or others laws and regulations, including but not limited to claims arising under the federal Age Discrimination in Employment Act (ADEA); Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1866; the Employee Retirement Income Security Act (ERISA); the Americans with Disabilities Act (ADA); the Fair Labor Standards Act (FLSA); the Worker Adjustment and Retraining Notification Act (WARN); and the Family and Medical Leave Act (FMLA); (iii) claims of wrongful discharge, emotional distress, defamation, misrepresentation, fraud, detrimental reliance, breach of alleged contractual obligations, promissory estoppel, negligence, assault and battery, and violation of public policy; and (iv) claims for monetary damages, other personal recovery or relief, costs, expenses, and attorneys’ fees of any kind.

3. Claims Not Waived and Released.  The only claims not waived and not released by Employee under paragraph 2 are (i) claims arising after the date that Employee signs this Agreement; (ii) any claim that as a matter of law cannot be waived; and (iii) claims for benefits that are specifically described and provided for in this Agreement.

4. No Disparagement.  Employee will not make derogatory statements, either written or oral, or otherwise disparage any Released Party or Walgreens products or services, except as may be required to be permitted by law.  Nor shall Employee direct, arrange or encourage others to make any such derogatory or disparaging statements on Employee's behalf.  The Company’s Board of Directors and CEO will not make derogatory statements, either written or oral, about Employee, except as may be required or be permitted by law.

5. Return of Company Property.  Employee agrees that, no later than his/her Termination Date, Employee will have returned all Company property, except for his cell phone, which Employee is allowed to keep and that no other Company property has been retained by the Employee, regardless of the form in which it was acquired or held by Employee.

6. Confidential Business Information.  Employee agrees not to use or disclose any Confidential Information, as defined below, to any person or entity other than the Company, either before or after his/her Termination Date, without the Company's prior written consent.  Confidential Information means information not generally known by the public about processes, systems, products or services, including proposed products or services, business information, pricing, sales, promotions, financial performance, know-how, or trade secrets of the Company.

7. Non-Admissions.  Nothing in this Agreement constitutes or shall be portrayed or regarded as an admission of any wrongdoing, fault, violation, liability, or unlawful activity by the Company or any Released Party.

8. Cooperation.  Subject to paragraph 9 below, and for two years following Employee’s Paid Through Date, Employee agrees at all times, upon reasonable notice and in keeping with Employee’s then current employment and other obligations, to fully and completely cooperate with the Company and its agents and representatives during and in connection with all litigation, potential litigation, internal or external investigations, and business matters in which the Company is involved or may become involved.  If such cooperation is required prior to 12/31/2010, it will be without additional compensation to Employee. After 12/31/2010, Employee will be compensated for time spent as requested and approved by Walgreens at the rate of $250.00 an hour.  For any litigation involving Walgreens where Employee is also a named party, such compensation for time shall not apply. Employee will be reimbursed for reasonable travel expenses if travel is requested and approved in advance by Walgreens.

9. Investigations and Related Proceedings.  Nothing in this Agreement shall affect or interfere with Employee’s right to participate, cooperate, initiate or assist in an investigation or proceeding conducted within the Company or by any government agency, oversight board, commission or other regulatory or investigative body.

10. Non-Competition and Non-Solicitation.  For a period of two years following the Paid Through Date, Employee agrees to the following:

(a)  Employee will not be employed by or render services in the areas of marketing, merchandising, or pharmacy to the following organizations (i) CVS/Caremark, (ii) Rite-Aid, (iii) Walmart, (iv) Target, (v) Express Scripts, and (vi) MedCo Health Solutions (hereafter, each a “Competing Business”), in any state in the United States where Walgreens does business.  Employment by a product manufacturer that sells it products to a Competing Business is not a restricted activity under this Agreement.  Employment by a manufacturer’s representative/broker that represents other companies’ products or services is not a restricted activity as long as Employee does not directly or indirectly call upon or provide services to a Competing Business.

(b)  Employee will not contact any Customer of the Company for the benefit of a Competing Business, or to interfere with, or attempt to disrupt the relationship, contractual, or otherwise between the Company and any of it’s Customers.

(c)  Employee will not solicit or hire any employees of the Company for a Competing Business.  This restriction includes without limitation a prohibition on directly or indirectly (i) interfering with, or attempting to disrupt the relationship, contractual, or otherwise, between the Company and any of its employees and (ii) soliciting, inducing, or attempting to induce employees of the Company to terminate employment with the Company.

For purposes of Section 10, “Customer” means any patient, business, enterprise  or other customer or prospective customer of any Company business unit with respect to which Employee is engaged or provides substantial support during Employee’s employment with the Company.

11.           Separation Payments.  Walgreens agrees to pay Employee the salary continuation and other benefits as described in the attached Exhibit A (“Separation Payments”).  The Separation Payments will be paid per the time periods in Exhibit A.   In the event of Employee’s death prior to the payment of vacation, severance, bonus and deferred compensation lump sum detailed in Exhibit A, all such remaining payments shall be made to Employee’s beneficiary or estate.  All other benefits shall be treated pursuant to the terms and conditions of the underlying Company plans and programs.

12.           Consequences of Breach by Employee.  Separation Payments are conditioned on compliance with all Employee commitments set forth in this Agreement.  In the event of any breach of this Agreement by Employee, the Company shall be entitled to discontinue and recover all Separation Payments otherwise payable to Employee, except for $200 to be retained by Employee as consideration for enforcement of non-breached provisions of the Agreement.  In addition, Employee acknowledges that Section 10 of this Agreement is necessary to enable the Company to maintain its competitive position and any actual or threatened breach of this covenant will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law.  In the event of any actual or threatened breach of these covenants, the Company shall be entitled to injunctive relief, including the right to a temporary restraining order, and other relief, including damages, as may be proper along with the Company’s attorney’s fees and court costs.  The foregoing stipulated damages and remedies of the Company are in addition to, and not to the exclusion of, any other damages the Company may be able to prove.

13.         409A Compliance.  The parties intend that this Agreement will be interpreted so that the pay and benefits provided hereunder will be exempt from or compliant with Section 409A of the Internal Revenue Code of 1986.  If Employee or the Company believe that this Agreement, or any portion of the pay or benefits provided hereunder, is not in compliance with any applicable provisions of Section 409A, each party shall advise the other and shall cooperate in good faith to take such steps as necessary, including amending this Agreement, to avoid the imposition of a Section 409A tax without a diminution in the pay or benefits that Employee is entitled to receive hereunder.

14.           Severability.  In the event that any portion of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the invalid or unenforceable portion shall be construed or modified in a manner that gives force and effect, to the fullest extent possible, to all other portions and provisions of this Agreement.  If any invalid or unenforceable portion of any provision in this Agreement cannot be construed or modified to render it valid and enforceable, that portion shall be construed as narrowly as possible and shall be severed from the remainder of this Agreement, and the remainder of this Agreement (including the remainder of the section, paragraph, subparagraph or sentence containing any invalid or unenforceable words) shall remain in effect to the fullest extent possible.

15.           Indemnification.  The officer and director indemnification provisions of the by-laws of Walgreens and any applicable subsidiaries shall continue to apply to Employee after Termination Date to the full extent provided in such by-laws

16.           OWBPA Provisions – Additional Understandings. In compliance with the Older Workers Benefit Protection Act (“OWBPA”), the Company and Employee agree to the following:

(a)	Understandability. This Agreement is written in a manner calculated to be understood by the Employee, and Employee understands all terms of this Agreement;

(b)	Age Discrimination (ADEA) Waiver. This Agreement includes a waiver and release of claims under the Age Discrimination in Employment Act (ADEA) as described in paragraph 2 above;

(c)	No Future Waiver. This Agreement only waives and releases rights arising prior to the date Employee signs this Agreement;

(d)
Valid Consideration.  In exchange for Employee's release and waiver as part of this Agreement, Employee acknowledges that he/she is receiving severance and benefits that exceed those to which Employee is entitled apart from this Agreement;

(e)	Employee Advised to Consult with an Attorney. By this Agreement, the Company advises Employee to consult with an attorney before signing this Agreement;

(f)	Period to Consider this Agreement. Employee has been given a period of 21 calendar days in which to consider this Agreement, and to decide whether s/he wishes to sign it;

(g)
Period to Revoke Agreement.  After Employee signs this Agreement, Employee has 7 calendar days in which Employee can change his or her mind and revoke this Agreement. Walgreens and Employee agree that, to revoke this Agreement, Employee must notify Walgreens in writing that Employee is revoking this Agreement.  Any such notice of revocation must be received by Deidra Byrd, Divisional Vice President, Employee Relations, 102 Wilmot Road, Deerfield, Illinois 60015, fax no. (847)315-4699, deidra.byrd@walgreens.com, within the 7-day period; and

(h)	Effective Date. This Agreement shall not become effective or enforceable until the 7-day revocation period described above has expired with no revocation by Employee.

17.           Signing of Agreement.  Employee represents and acknowledges that this Agreement has not been signed prior to his Termination Date of December 31, 2009.

18.           Governing Law.  The laws of the State of Illinois shall govern the validity, performance, enforcement, interpretation and any other aspect of this Agreement, notwithstanding any state’s choice of law provisions to the contrary.

19.           Complete Agreement.  This Agreement constitutes the parties’ entire agreement and cancels, supersedes, and replaces any and all prior proposals, understandings, and agreements (written, oral or implied) regarding all matters addressed herein, except Employee shall continue to be bound by all obligations set forth in any prior agreements, undertakings, waivers and assignments involving confidential information, inventions, patents, copyrights, trademarks and other intellectual property, and compliance with laws and policies.  The terms of this Agreement may not be altered or modified except by written agreement of the Employee and the Company.  In connection with this Agreement’s acceptance and execution, neither Employee nor the Company is relying on any representation or promise that is not expressly stated in this Agreement.

The Employee has read everything in this Separation and Release Agreement, understands it, and signs this Agreement voluntarily and intending to be bound by it.

This Agreement shall not be signed or returned before December 31, 2009.

Dated: __________________                                                                ______________________________________
           George Riedl

Dated: __________________                                                                ______________________________________
           Manager

CH2 20224122.1